                                                                     EXHIBIT 2.1















                              ASSET SALE AGREEMENT

                                 BY AND BETWEEN

                             REPUBLIC SERVICES, INC.

                                       AND

                             WASTE MANAGEMENT, INC.

                               SEPTEMBER 27, 1998

                                TABLE OF CONTENTS

ARTICLE I  TRANSFER OF ASSETS.....................................................................................1
                  1.1      Assets.................................................................................1
                  1.2      Excluded Assets........................................................................2
                  1.3      Purchase Price; Payment; Adjustment....................................................3
                  1.4      Excluded Liabilities...................................................................4
                  1.5      Time and Place of the Closing..........................................................4
                  1.6      Procedure at the Closing...............................................................4
                  1.7      Non-Assignment of Certain Contracts....................................................5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................5
                  2.1      Organization and Qualification. .......................................................5
                  2.2      Authority..............................................................................6
                  2.3      Consents and Approvals; No Violation...................................................6
                  2.4      Revenues...............................................................................6
                  2.5      Litigation.............................................................................7
                  2.6      Tax Matters............................................................................7
                  2.7      Compensation and Benefit Plans.........................................................7
                  2.8      Leases, Contracts and Agreements.......................................................7
                  2.9      Environmental Matters..................................................................7
                  2.10     Title to Properties; Encumbrances......................................................8
                  2.11     Compliance With Laws and Defects in Permits............................................8
                  2.12     No Broker's or Finder's Fees...........................................................8
                  2.13     Condition of the Assets................................................................8
                  2.14     Accuracy of Information Furnished......................................................8
                  2.15     Relationships with Customers...........................................................8
                  2.16     No Other Representations...............................................................8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................................................8
                  3.1      Organization, Existence and Good Standing..............................................9
                  3.2      Authority..............................................................................9
                  3.3      Consents and Approvals; No Violation...................................................9
                  3.4      No Broker's or Finder's Fees...........................................................9
                  3.5      Litigation............................................................................10
                  3.6      Capabilities..........................................................................10
                  3.7      Nature of Conveyance..................................................................10
                  3.8      No Other Representations..............................................................10

ARTICLE IV  COVENANTS OF THE COMPANY AND THE PURCHASER...........................................................11
                  4.1      Conduct of the Business by the Company................................................11
                  4.2      Purchaser's Representations and Warranties............................................11
                  4.3      Permit Transfer.......................................................................11
                  4.4      Access to Assets, Personnel, Books and Records........................................11


                  4.5      Reasonable Best Efforts...............................................................12
                  4.6      Notification of Certain Matters.......................................................12
                  4.7      Title Insurance and Surveys...........................................................12
                  4.8      Disclosure Schedule; the Purchaser=s Review; Representations and Warranties ..........14
                  4.9      HSR Act...............................................................................14

ARTICLE V  CONDITIONS TO THE CLOSING.............................................................................14
                  5.1      Conditions to the Obligations of Each Party...........................................14
                  5.2      Conditions to the Obligations of the Purchaser........................................15
                  5.3      Conditions to the Obligations of the Company..........................................16

ARTICLE VI  ADDITIONAL AGREEMENTS................................................................................16
                  6.1      Bound by Final Judgments..............................................................16
                  6.2      Further Assurances....................................................................16
                  6.3      Prorations............................................................................16
                  6.4      Real Property Closing Costs...........................................................17
                  6.5      Asset Sale by the Purchaser to the Company............................................17
                  6.6      Non-Solicitation......................................................................17
                  6.7      Additional Agreements.................................................................17
                  6.8      Accounts Receivable...................................................................17
                  6.9      Billings..............................................................................18
                  6.10     Audit.................................................................................18

ARTICLE VII  TERMINATION; AMENDMENT; WAIVER......................................................................18
                  7.1      Termination...........................................................................18
                  7.2      Effect of Termination.................................................................19
                  7.3      Extension; Waiver.....................................................................19

ARTICLE VIII  REMEDIES...........................................................................................19
                  8.1      Remedies for Breach of Representations, Warranties and Covenants......................19
                  8.2      Indemnification.......................................................................19
                  8.3      Survival; Exclusivity.................................................................22

ARTICLE IX  MISCELLANEOUS........................................................................................22
                  9.1      Statutory Notices.....................................................................22
                  9.2      Amendment and Modification............................................................23
                  9.3      Waiver of Compliance; Consents........................................................23
                  9.4      Notices...............................................................................23
                  9.5      Assignment............................................................................24
                  9.6      Governing Law.........................................................................24
                  9.7      Arbitration...........................................................................24
                  9.8      Process...............................................................................26
                  9.9      Counterparts..........................................................................26



                                      iii

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

                  9.10     Interpretation........................................................................26
                  9.11     Entire Agreement......................................................................26
                  9.12     Waiver................................................................................26
                  9.13     Disclosure............................................................................26
                  9.14     Expenses..............................................................................26
                  9.15     No Third Party Beneficiaries..........................................................27
                  9.16     Severability..........................................................................27
                  9.17     Time of Essence.......................................................................27































                                       iv

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EXHIBITS
--------

Exhibit A                  Glossary

                              ASSET SALE AGREEMENT

         THIS ASSET SALE AGREEMENT (this "AGREEMENT") is entered into as of September 27, 1998 by and between Republic Services, Inc., a Delaware corporation (the "PURCHASER"), and Waste Management, Inc., a Delaware corporation (the "COMPANY"). For purposes of this Agreement and where the context requires, references to the "Company" shall include the Company and its applicable subsidiaries.

                                    RECITALS

         WHEREAS, the Company is subject to the (i) proposed Final Judgment filed July 16, 1998 with the United States District Court, Northern District of Ohio, Eastern Division, Case No. 1:98CV1616 (the "WASTE MANAGEMENT FINAL JUDGMENT"), and (ii) Modified Final Judgment entered August 25, 1998, issued by the United States District Court for the District of Columbia, Case No. 96-2031 (the "TRANSAMERICAN FINAL JUDGMENT" and together with the Waste Management Final Judgment, the "FINAL JUDGMENTS") pursuant to each of which the Company is required to divest certain of its assets;

         WHEREAS, in accordance with the terms of the Final Judgments, the Company agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Company, certain Assets (as defined below) of the Company upon the terms and conditions set forth herein;

         WHEREAS, the Assets to be sold pursuant to this Agreement include certain assets not required to be divested by the Final Judgments but which have become redundant due to the mergers that are the subject of the Final Judgments, and thus have been included by the parties in the Assets to be sold pursuant to this Agreement;

         WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Glossary attached as EXHIBIT A; and

         NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                               TRANSFER OF ASSETS

         1.1 ASSETS. Subject to the terms and conditions set forth herein, at the Closing (as defined below) the Company agrees to and will sell, transfer, assign and deliver to the Purchaser, and the Purchaser agrees to and will purchase from the Company, all of the Company=s right, title and interest in and to:

         (a) all tangible assets, including (i) all fee, leasehold and leasehold renewal rights and expansion options in the listed landfills, transfer stations, garages, offices and related facilities, including all associated waste management units, improvements and fixtures with respect thereto (excluding all fee, leasehold and leasehold renewal rights not currently utilized in the operation, or permitted for the expansion, of such landfills, transfer stations, garages, offices and related facilities except as specifically listed on SCHEDULE 1.1, ) (those assets described in (i) and further identified on SCHEDULE 1.1 as being owned or leased by the Company are referred to as the "OWNED REAL PROPERTY" and the "LEASED REAL PROPERTY," respectively, and collectively as the "REAL PROPERTY"), and (ii) landfill-, transfer station- and route-related assets including machinery, equipment, trucks and other vehicles, containers, scales, power supply equipment, landfill gas collection equipment, interests and supplies (those assets described in (ii) being collectively referred to as the "OPERATING ASSETS");

         (b) all intangible assets of the listed landfills, transfer stations and routes, including landfill-, transfer station- and route-related customer lists, contracts, landfill gas partnership or joint venture interests, accounts and options to purchase any adjoining property;

         (c) all environmental, zoning and other permits, licenses and approvals of Governmental Authorities, including without limitation Environmental Permits, to the extent assignable without cost to the Company except for costs that the Purchaser agrees to reimburse (the "PERMITS");

         (d) the right to employ the Company's employees; and

         (e) all employee-related records, routing lists, operating data, files, documents, telephone and fax numbers with respect to landfills and transfer stations, and records directly related to (a) through (c) above (the "RECORDS");

in each case solely to the extent such assets (i) directly relate to the Business, and (ii) with respect to (a), (b) and (c) above, are set forth on
SCHEDULE 1.1 (collectively, the "ASSETS").

         1.2 EXCLUDED ASSETS. Anything to the contrary in SECTION 1.1 notwithstanding, the Assets shall exclude the following assets of the Company (collectively, the "EXCLUDED ASSETS"):

         (a) the cash consideration to be paid by the Purchaser and the Company's other rights under this Agreement;

         (b) any shares of capital stock of or owned by the Company or any Affiliate;

         (c) the corporate minute books and stock records of the Company or any Affiliate;

         (d) all cash and cash equivalents and investments, whether short-term or long-term, of the Company or any Affiliate, including but not limited to prepaid expenses, insurance policies, bank accounts, certificates of deposit, treasury bills and securities;

         (e) all receivables of the Company or any Affiliate, including, without limitation, all trade and customer accounts receivable, including but not limited to receivables arising from service, sales, notes receivable and insurance proceeds receivable (regardless of whether billed or invoiced) occurring prior to the Closing Date(s).

         (f) all Intellectual Property Assets, except for customer lists referenced in SECTION 1.1(a);

         (g) all right, title and interest in and to any financial responsibility, financial assurance or similar mechanisms required to be maintained by owners or operators of landfill facilities pursuant to Environmental Laws to assure among other things facility closure;

         (h) all prior title insurance policies and commitments, deeds and surveys covering any Real Property; and

         (i)      all assets not expressly listed on SCHEDULE 1.1.

         1.3      PURCHASE PRICE; PAYMENT; ADJUSTMENT.

         (a) As consideration for the Assets (and in addition to the consideration included elsewhere in this Agreement, including but not limited to in SECTIONS 6.5 and 6.7), the Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement:

                  (i) to pay to the Company in the manner specified below, the total sum of $500,000,000 (the "PURCHASE PRICE"); and

                  (ii) to assume and discharge when lawfully due those liabilities, contracts, commitments and other obligations of the Company and its Affiliates set forth in SCHEDULE 1.3(a) (the "ASSUMED LIABILITIES").

         (b) In the event that the Purchaser does not receive the written consent of any customers to the assignment of any Material Customer Contracts within ninety (90) days after the Closing Date, the Purchaser shall be entitled to receive payment from the Company with respect to each such unassigned contract in an amount equal to the monthly revenue for such contract (based on the customer=s average monthly revenue for the six (6) months ended June 30,
1998) multiplied by 15 with respect to hauling and transfer station revenues and by 25 with respect to landfill revenues; provided, however, that if the parties are diligently working in good faith toward obtaining such assignments, then they may mutually agree to extend such ninety (90) day period for an additional reasonable period of time. For purposes of this Agreement, "MATERIAL CUSTOMER CONTRACTS" are customer contracts referenced on SCHEDULE 1.1 with aggregate year-to-date revenues of $150,000 or more during the six (6) months ended June 30, 1998. Any Material Customer Contracts for which reimbursement is made by the Company pursuant to this SECTION 1.3(b) shall not be assigned by the Company to the Purchaser and the Purchaser shall waive any rights it may have to such Material Customer Contracts, including but not limited to any rights under
SECTION 8.2(a) of this Agreement with respect to a breach of SECTION 2.4.

         1.4 EXCLUDED LIABILITIES. The Purchaser shall have no responsibility whatsoever with respect to the following liabilities, contracts, commitments and other obligations of the Company (the "EXCLUDED LIABILITIES"):

         (a) any obligation of the Company for federal, state or local income tax liability (including interest and penalties) arising from the operations of the Company up to the Time of Closing or arising out of the sale by the Company of the Assets pursuant to this Agreement;

         (b) any obligation of the Company for expenses incurred in connection with the sale of the Assets pursuant to this Agreement;

         (c) any liability or obligation of the Company with respect to or arising out of any employee benefit plan or any other plans or arrangements for the benefit of any employees of the Company or any of its Affiliates; and

         (d) any liability or obligation of the Company to any subsidiary of the Company, or any subsidiary of the Company to the Company, whether by contract, pursuant to law, or otherwise.

         1.5 TIME AND PLACE OF THE CLOSING. (a) Subject to SECTIONS 1.5(b) AND
7.1 below, the Closing of the sale of the Assets (the "CLOSING") shall take place at the offices of the Company at 10:00 A.M., local time, on November 1, 1998, (the "TIME OF CLOSING"); provided, however, that if any of the conditions precedent set forth in this Agreement have not been satisfied or waived by said date, then the Closing shall take place on a subsequent date, mutually determined by the Purchaser and the Company.

         (b) Notwithstanding SECTION 1.5(a) above and any other provision in this Agreement to the contrary, the parties agree that as the conditions to Closing set forth in ARTICLE V of this Agreement are satisfied from time to time with respect to a particular Asset or Assets, the parties will use their best good faith efforts to promptly close the sale and purchase of such Assets even though such conditions to Closing may not be satisfied with respect to other Assets.

         (c) Conversely, in the event it is reasonably determined that the conditions to Closing as set forth in ARTICLE V will not be satisfied with respect to a particular Asset or Assets within a reasonable period of time after the date hereof (and in any event prior to November 1, 1998) through no material breach of this Agreement, the parties agree to negotiate in good faith to exclude such Asset or Assets (together with the corresponding consideration in an amount to be mutually agreed) from the scope of this Agreement to allow the Company to proceed with its obligations under the Final Judgments.

         1.6 PROCEDURE AT THE CLOSING. At the Closing, the following actions will be taken by the parties and the completion of each action shall be a further condition to the Closing:

         (a) the Company shall deliver to the Purchaser, in the form specified herein or (absent such specification) as may be otherwise reasonably satisfactory to the Purchaser, such Deeds, bills of sale, endorsements, contract and leasehold assignments, vehicle title certificates, receipts and other instruments, as shall be sufficient to vest in the Purchaser good and indefeasible title to the Assets, free and clear of all Encumbrances, except for the Permitted Exceptions and as otherwise set forth herein and shall deliver to the Purchaser immediate possession of the Assets;

         (b) the Purchaser shall deliver to the Company the full amount of the Purchase Price by wire transfer of immediately available funds (or in the event of a Closing of a portion of the Assets, a portion of the Purchase Price reasonably allocated by the parties to such Assets) and such assumption agreements with respect to the Assumed Liabilities as reasonably requested by the Company; and

         (c) the Purchaser shall deliver to the Company, in such form as in each case is reasonably satisfactory to the Company, instruments as shall be sufficient to effect the assumption by the Purchaser of the Assumed Liabilities.

         1.7 NON-ASSIGNMENT OF CERTAIN CONTRACTS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Contract (as defined below) shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in accordance with SECTION 1.3(b), the Company shall use commercially reasonable efforts to obtain the consent with respect to Material Customer Contracts of such other party to such assignment to the Purchaser. Except with respect to Material Customer Contracts (which are addressed in SECTION 1.3(b)), if any Contract is not assigned and the transactions contemplated hereby are consummated with respect to such Contract, the Company shall reasonably cooperate with the Purchaser to provide the Purchaser with the rights and benefits (subject to the obligations) under such Contracts unless a customer shall object.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise disclosed in the Disclosure Schedules to this Agreement, the Company hereby makes the representations and warranties set forth in this Article II to the Purchaser.

         2.1 ORGANIZATION AND QUALIFICATION.

         (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease and operate the Assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the Assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing does not and would not result in a Material Adverse Effect.

         (b) True, correct and complete copies of the Organizational Documents of the Company, with all amendments thereto through the date of this Agreement, have been made available by the Company to the Purchaser.

         2.2 AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. To the extent required under applicable law, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's board of directors and shareholders and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and except that enforceability of the obligations of the Company under this Agreement may be subject to general principles of equity.

         2.3 CONSENTS AND APPROVALS; NO VIOLATION. Except as provided in the Final Judgments, no filing or registration with, and no permit, authorization, consent or approval of, any party, including any Governmental Authority, is necessary for the consummation of the transactions contemplated by this Agreement. Except as set forth in the Final Judgments, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Company with any of the provisions hereof will, as of the Time of Closing, (i) conflict with or result in any breach of any provision of the Organizational Documents of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound,
(iii) give rise to any lien, charge or other encumbrance on any of the Assets, or (iv) violate any law, regulation, judgment, order, writ, injunction or decree applicable to the Company or any of the Assets; except in each case for breaches, violations, defaults, liens, charges or encumbrances as do not and would not result in a Material Adverse Effect.

         2.4 REVENUES. The revenue amounts provided in the bid information materials previously furnished to Purchaser, and as updated by SCHEDULE 2.4 hereto, with respect to each landfill, transfer station and route included within the Assets represent, in all material respects, all revenue amounts applicable to non-Affiliated third parties for the periods referenced as determined in accordance with GAAP.

         2.5 LITIGATION. Except for the Final Judgments and for those Orders, proposed Orders and Proceedings that do not and would not result in a Material Adverse Effect, (i) the Company is not subject to any Order or proposed Order in which relief is sought involving, affecting, or relating to the ownership, operation or use of the Assets, or which would prevent, delay, or make illegal the transactions contemplated by this Agreement, and (ii) there are no Proceedings pending or, to the Knowledge of the Company, threatened against, involving, affecting, or relating to the Assets or the Company's ownership, operation or use of the Assets.

         2.6 TAX MATTERS. All federal, state, county and local income, payroll, sales, use, property, franchise and other taxes (excluding any transfer, documentary stamp, or other taxes payable by a party hereto at Closing pursuant to this Agreement), including interest and penalties thereon, due from the Company for all periods prior to the Time of Closing with respect to the Assets (collectively, "TAXES") have been fully paid. No deficiency or adjustment in respect of any Tax that was assessed against the Company that might result in an Encumbrance on any of the Assets remains unpaid and no claim, assessment or audit is pending or, to the Knowledge of the Company, threatened with respect to any Taxes whose assessment might result in an Encumbrance on any of the Assets.

         2.7 COMPENSATION AND BENEFIT PLANS. The Purchaser shall have no liability with respect to, and is not assuming, any of the Benefit Plans (as defined below) of the Company and its subsidiaries nor shall the Purchaser be deemed a successor employer with respect to any of such Benefit Plans. The term "BENEFIT PLANS" shall mean collectively any (i) "cafeteria plan" as described in
Section 125 of Internal Revenue Code of 1986, (ii) "employee welfare benefit plans", as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), or (iii) "employee pension benefit plan" as defined in Section 3(2) of ERISA whether insured or otherwise.

         2.8 LEASES, CONTRACTS AND AGREEMENTS. The Company is not a party to any collective bargaining agreement or any contract or agreement that provides for payments, receipts or obligations of $300,000 or more in any year, in each case directly relating to the Assets, except as set forth on SCHEDULE 1.1. The Company shall make available to the Purchaser true and correct copies of all leases, subleases, licenses, commitments, contracts and agreements (whether written or oral) listed on SCHEDULE 1.1 (the "CONTRACTS"). All of the Contracts are, to the Company's Knowledge, in full force and effect. In each case to the Company's Knowledge, all rent and other payments by the Company under the Contracts are current, there are no existing defaults by the Company under the Contracts, and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder.

         2.9 ENVIRONMENTAL MATTERS. To the Knowledge of the Company, as of the date of this Agreement:

         (a) the Company has not received written notice from any Governmental Authority or unaffiliated third party alleging a material violation of applicable Environmental Laws; and

         (b) the Assets are not in material violation with the requirements of any applicable Environmental Laws that would give rise to a Material Adverse Effect.

         2.10 TITLE TO PROPERTIES; ENCUMBRANCES. The Company has good and indefeasible fee simple title to all of the Owned Real Property, good title to its leasehold interests in the Leased Real Property, and good and indefeasible title to all of the other Assets, except for those Assets disposed of for fair market value in the ordinary course of business in accordance with this Agreement. All of the Assets are free and clear of all Encumbrances, except in the case of Leased Real Property, Encumbrances upon the fee interest in such real property.

         2.11 COMPLIANCE WITH LAWS AND DEFECTS IN PERMITS. To the Knowledge of the Company, the Company is in compliance in all material respects with all laws, rules and regulations of Governmental Authorities applicable to the Assets (other than Environmental Laws that are governed by the representations set forth in SECTION 2.9). There are no material defects in the Permits.

         2.12 NO BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, person or firm has acted directly or indirectly on behalf of the Company in connection with this Agreement or the transaction contemplated herein, and no such person or entity is or will be entitled to any broker's or finder's fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transaction contemplated herein.

         2.13 CONDITION OF THE ASSETS. The Assets will be operational at the Time of Closing.

         2.14 ACCURACY OF INFORMATION FURNISHED. The Company has made or will make available to the Purchaser true, accurate and complete copies of all documents listed or described in the various Disclosure Schedules attached hereto.

         2.15 RELATIONSHIPS WITH CUSTOMERS. No current customer of the Company which is subject to a Material Customer Contract has notified the Company that it intends to terminate its business relationship with the Company for any reason.

         2.16 NO OTHER REPRESENTATIONS. The Company is not making any representations or warranties, expressed or implied, of any nature whatsoever except as specifically set forth in this Agreement.


                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby makes the representations and warranties set forth in this Article III to the Company.

         3.1 ORGANIZATION, EXISTENCE AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own its properties and carry on its business as it is now being conducted and to own, lease and operate the Assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing does not and would not result in a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated herein.

         3.2 AUTHORITY. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and except that enforceability of the obligations of the Purchaser under this Agreement may be subject to general principles of equity.

         3.3 CONSENTS AND APPROVALS; NO VIOLATION. Except as provided in the Final Judgments, no filing or registration with, and no permit, authorization, consent or approval of, any party, including any Governmental Authority, is necessary for the consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Purchaser with any of the provisions hereof will, as of the Time of Closing, (i) conflict with or result in any breach of any provision of the Organizational Documents of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties or assets may be bound, or (iii) violate any law, regulation, judgment, order, writ, injunction or decree applicable to the Purchaser or any of the Assets; except in each case for breaches, violations, defaults, liens, charges or encumbrances as do not and would not result in a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated herein.

         3.4 NO BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, person or firm has acted directly or indirectly on behalf of the Purchaser in connection with this Agreement or the transaction contemplated herein, and no such person or entity is or will be entitled to any broker's or finder's fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transaction contemplated herein.

         3.5 LITIGATION. Except for the Final Judgments, and for those Orders, proposed Orders and Proceedings that do not and would not result in a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated herein, (i) the Purchaser is not subject to any Order or proposed Order in which relief is sought involving, affecting, or relating to the ownership, operation, or use of the Assets, or which would prevent, delay, or make illegal the transactions contemplated by this Agreement, (ii) there are no Proceedings pending or, to the knowledge of the Purchaser, threatened against, involving, affecting, or relating to the Purchaser or the Purchaser's ownership, operation, or use of the Assets.

         3.6 CAPABILITIES. The Purchaser can and will use the Assets as part of a viable, ongoing business or businesses engaged in waste disposal or hauling. The Purchaser has (i) the capability and intent of competing effectively in the waste disposal or hauling business in the relevant markets where the Assets are located, and (ii) the managerial, operational and financial capability to complete the transactions contemplated herein in accordance with this Agreement and to compete effectively in the waste disposal or hauling business in the relevant markets where the Assets are located.

         3.7 NATURE OF CONVEYANCE. The Purchaser acknowledges that, except as otherwise expressly set forth herein, THE ASSETS ARE CONVEYED "AS IS, WHERE IS" AND "WITH ALL FAULTS", AND THE COMPANY HAS NOT MADE, AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, RELATING TO THE ASSETS (INCLUDING BUT NOT LIMITED TO, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). THE PURCHASER ACKNOWLEDGES THAT ENVIRONMENTAL PERMITS ARE REQUIRED TO OWN AND OPERATE CERTAIN OF THE ASSETS. THE COMPANY'S ENVIRONMENTAL PERMITS MAY NOT BE ASSIGNABLE TO PURCHASER. THE PURCHASER ASSUMES ALL RISK AND LIABILITY ASSOCIATED WITH OBTAINMENT OF ENVIRONMENTAL PERMITS NECESSARY TO OPERATE THE ASSETS. IF ANY ENVIRONMENTAL PERMITS ARE ISSUED TO THE PURCHASER, THE PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT THEY MAY CONTAIN DIFFERENT OR LESS FAVORABLE TERMS THAN THOSE ENVIRONMENTAL PERMITS CURRENTLY HELD BY THE COMPANY. The Purchaser shall execute and deliver to the Company at Closing a certificate and agreement of the Purchaser repeating and confirming the foregoing as of the Time of Closing.

         3.8 NO OTHER REPRESENTATIONS. The Purchaser is not making any representations or warranties, expressed or implied, of any nature whatsoever except as specifically set forth in this Agreement.

                                   ARTICLE IV
                   COVENANTS OF THE COMPANY AND THE PURCHASER

         4.1 CONDUCT OF THE BUSINESS BY THE COMPANY. From the date hereof until the Time of Closing, except as provided for in, or contemplated by, this Agreement, the Company covenants and agrees that it will:

         (a) operate the Assets and the Business in the ordinary and usual course in all material respects in accordance with past practices;

         (b) not (i) sell, transfer, or otherwise dispose of any of the Assets, except in the ordinary course of business and consistent with past practices,
(ii) create or permit to exist any new material lien on the Assets, (iii) enter into any material joint venture, partnership, or other similar arrangement or form any other new material arrangement relating to the Assets, or (iv) except in the ordinary course of business and consistent with past practices, enter into any other material agreement related to the Assets;

         (c) use reasonable efforts to preserve the Company's relationships with its customers, suppliers and employees; and

         (d) not take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of the time prior to, the Time of Closing.

         4.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. From the date hereof until the Time of Closing, except as provided for in, or contemplated by, this Agreement, or, except as consented to or approved by the Company in writing, the Purchaser covenants and agrees that it will and will cause each of its Subsidiaries not to take any action that would make any representation and warranty of the Purchaser hereunder inaccurate in any material respect at, or as of any time prior to, the Time of Closing.

         4.3 PERMIT TRANSFER. The Company will cooperate (but shall not be required to expend any sum of money other than amounts that the Purchaser agrees to reimburse), and will cause its Affiliates to cooperate (but shall not be required to expend any sum of money other than amounts that the Purchaser agrees to reimburse), with the Purchaser as necessary to facilitate the transfer and/or reissuance of the Permits and, to the extent permissible, to allow continued operation under existing Permits as necessary until new permits are issued or transferred; provided, however, the Purchaser shall use its best efforts to obtain the transfer of existing Permits or the issuance of new Permits, as the case may be, as expeditiously as possible.

         4.4 ACCESS TO ASSETS, PERSONNEL, BOOKS AND RECORDS. The Company agrees that at reasonable times prior to Closing (and subject to any restrictions and covenants in the leases of any Leased Real Property), the Purchaser (including any of the Purchaser's agents, representatives, contractors, or employees) may
(i) enter upon the Real Property and make, at the Purchaser's sole cost, risk, and expense, any inspections, tests, surveys, and studies of the Real Property and other

Assets which the Purchaser may desire, and (ii) discuss with the Company's officers, agents and representatives, and review the Company's contracts, books and records concerning, the Real Property and the other Assets. The Purchaser shall not cause or permit damage to the Real Property or the other Assets. Upon termination of this Agreement, for any reason whatsoever, the Purchaser shall cause the Real Property and the other Assets to be restored to their condition existing prior to any of the Purchaser's (including the Purchaser's agents', contractors', representatives' and employees') activities. This obligation shall survive the termination of this Agreement notwithstanding anything to the contrary herein. THE PURCHASER AGREES TO INDEMNIFY AND HOLD THE COMPANY AND ITS AFFILIATES HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, DEMANDS, SUITS, JUDGMENTS, OR DAMAGES ASSERTED AGAINST THE COMPANY OR ANY OF ITS AFFILIATES FOR PERSONAL INJURY, DEATH, OR LOSS OF OR DAMAGE TO PROPERTY AND TO PAY ALL COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEY'S FEES) WHICH THE COMPANY OR ANY OF ITS AFFILIATES MAY SUSTAIN ARISING OUT OF OR RESULTING FROM ANY ACTS OR OMISSIONS OF THE PURCHASER OR ANY OF THE PURCHASER'S AGENTS, CONTRACTORS, REPRESENTATIVES OR EMPLOYEES IN CONNECTION WITH ANY SUCH INSPECTIONS, TESTS, SURVEYS, AND STUDIES PRIOR TO THE CLOSING, EXCEPT TO THE EXTENT SUCH INJURIES, DEATH, LOSSES OR DAMAGES ARE CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF THE COMPANY OR ANY OF ITS AFFILIATES.

         4.5 REASONABLE BEST EFFORTS. The Company and the Purchaser will use their reasonable best efforts to obtain the satisfaction of the conditions to Closing set forth in this Agreement and to cooperate with and take such actions reasonably requested by all Governmental Authorities with respect to and in connection with any review contemplated by the Final Judgments.

         4.6 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Purchaser upon becoming aware of the occurrence or nonoccurrence of any event which would reasonably be expected to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect, or any covenant, condition, or agreement contained herein not to be complied with or satisfied in any material respect.

         4.7 TITLE INSURANCE AND SURVEYS.

           (a) Within fifteen (15) business days after the delivery of the Disclosure Schedules pursuant to SECTION 4.8 below, the Company shall use reasonable efforts to obtain and deliver to the Purchaser commitments (the "TITLE COMMITMENTS") issued by the Title Company and dated not earlier than the date of this Agreement, for the issuance of an ALTA (or where applicable, TLTA) Owner's Policy of Title Insurance (the "TITLE POLICY") for each Owned Real Property in the amount of that portion of the Purchase Price reasonably and fairly allocable to such Owned Real Property, together with legible (to the extent available) hard copies of all recorded title exceptions reflected in the Commitments. The premium for each Title Policy shall be paid by the Company at Closing, except for any extra cost deletions, modifications or endorsements, the cost of which shall be paid for by Purchaser at Closing. The Title Policy shall be in the amount of that portion of the Purchase Price reasonably and fairly allocable to such Owned Real Property, and shall show fee simple title to each Owned Real Property vested in the Purchaser at the Closing Date subject only to current real estate taxes not yet due and payable as of the Closing Date, and such other covenants, conditions, restrictions, easements, exceptions to title and other matters as do not constitute Encumbrances, or (as to any such matters as do constitute Encumbrances) which the Purchaser may approve in writing or be deemed to have approved or otherwise fails to object in writing as set forth in SECTION 4.7(c) (the "PERMITTED EXCEPTIONS"). The Commitments and the Title Policy to be issued by the Title Company shall also be subject to all standard conditions, stipulations and exceptions, except that (if available) the Standard and General Exceptions on any ALTA policy shall be deleted so as to afford full "extended form coverage" and shall contain, if available, ALTA Zoning Endorsements 3.1, contiguity (where appropriate), survey, and such other endorsements as may be reasonably requested by the Purchaser. At the Closing Date, or as soon thereafter as reasonably practicable, the Company and its Affiliates shall deliver such affidavits or other instruments as the Title Company may reasonably require to delete Standard and General Exceptions on any ALTA policy and to provide the special endorsements required hereunder, in each case if available. The Company shall cause the Title Policy to be dated as of the Closing Date and shall cause the Title Company to deliver the Title Policy to the Purchaser as soon as reasonably practicable after the Closing Date. At the Company's option, one or more Owned Real Properties may be covered by a single Title Policy, subject to the requirements of the Agreement.

         (b) Within twenty (20) business days following the delivery of the Disclosure Schedules, the Company shall use reasonable efforts to obtain and deliver to the Purchaser and the Title Company an as-built plat of survey of each Owned Real Property (the "SURVEYS") prepared by a registered land surveyor or engineer, licensed in the respective states in which such properties are located, dated on or after the date hereof, certified to the Company, the Purchaser, the Title Company, and such other entities as the Purchaser may designate in writing to the Company prior to the delivery of such Surveys to Purchaser, and conforming to current ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, sufficient to cause the Title Company to delete the standard printed survey exception. The cost of the Surveys shall be paid by the Purchaser at Closing. Each Survey shall show any existing access from the land to dedicated roads and shall include a flood plain certification. Any Survey may be a recertification of a prior survey, provided that it meets the above-described criteria.

         (c) If (i) the Commitment discloses an Encumbrance (a "TITLE EXCEPTION') or (ii) the Survey discloses any encroachment, overlap, boundary dispute, or gap or any other matter which constitutes an Encumbrance (a "SURVEY DEFECT"), then Purchaser shall notify the Company of such fact and of the specific Title Exceptions and Survey Defects to which Purchaser objects, within ten (10) days after Purchaser has received the Commitment and Survey (the "TITLE OBJECTION PERIOD"). Upon receipt of such notice, the Company shall use reasonable efforts to attempt to cure such objections, or to cause the Title Company to insure around such matters, but the Company shall not be required to file suit and the Company shall not be obligated to expend more than $3,000 in attempting to cure or insure around any particular objection. Any Title Exceptions and Survey Defects and other matters not objected to by Purchaser during the Title Objection Period, or which are objected to by the Purchaser during the Title Objection Period but are not cured by the Company prior to Closing, shall be deemed approved by Purchaser, and shall constitute Permitted Exceptions under this Agreement.

         4.8 DISCLOSURE SCHEDULE; THE PURCHASER'S REVIEW; REPRESENTATIONS AND WARRANTIES.

         (a) The Purchaser acknowledges that for business and legal reasons the Company has not compiled the disclosure schedule (the "DISCLOSURE SCHEDULE") prior to the date of this Agreement. The Company covenants that it shall deliver to the Purchaser the Disclosure Schedule from time to time but in any event within twenty-one (21) days after the execution and delivery of this Agreement. The Purchaser shall have five (5) business days to review the Disclosure Schedule. The Purchaser and the Company shall negotiate in good faith to resolve any matters of concern on the Disclosure Schedule. If the Purchaser, after consultation and negotiation with the Company, reasonably determines in good faith that the items disclosed in the Disclosure Schedule, have or would have a Material Adverse Effect, the Purchaser may terminate this Agreement on five (5) business days written notice to the Company and, neither party shall have any further obligations to the other hereunder.

         (b) Notwithstanding the foregoing, the Company shall have the right from time to time after the date hereof to update the Disclosure Schedule (the "UPDATED DISCLOSURE SCHEDULE") until twelve (12) days before the scheduled date of the Closing. An Updated Disclosure Schedule shall be promptly furnished to the Purchaser, which shall have five (5) Business Days to review the Updated Disclosure Schedule. If the Purchaser, after reasonable consultation with the Company, reasonably determines in good faith that the items disclosed on the Updated Disclosure Schedule have or would have a Material Adverse Effect, the Purchaser may terminate this Agreement on written notice thereof to the Company and neither party shall have any further obligations to the other hereunder.

         4.9 HSR ACT. The Company and the Purchaser shall make all filings required of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and shall fully comply with the provisions of the HSR Act, the rules and regulations promulgated thereunder and with all requests for information from the Federal Trade Commission and the Department of Justice. All information contained in such filings under the HSR Act shall be accurate and complete and such filings will not include any incorrect statements or omit any information necessary to make the statements therein not misleading.


                                    ARTICLE V
                            CONDITIONS TO THE CLOSING

         5.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. Subject to SECTIONS 1.5(b) AND (c), the obligations of the Company and Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

         (a) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated hereby;

         (b) there shall have been received all consents, waivers and approvals with respect to all material Permits to be transferred from all Governmental Authorities necessary for the consummation of the transactions contemplated hereby;

         (c) there shall have been received all consents and approvals with respect to the transactions contemplated hereby as required by the Final Judgments;

         (d) all required filings under the HSR Act, if any, shall have been made and all waiting periods with respect thereto shall have expired or been terminated; and

         (e) the Company or its applicable subsidiary shall have received the expansion permits for which applications have been filed as of the date hereof with respect to the Chiquita Canyon, Modern and Northern WASCO Landfills.

         5.2 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. Subject to SECTIONS 1.5(b) AND (c), the obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction of the following further conditions:

         (a) The representations and warranties of the Company contained in
ARTICLE II and in any document delivered in connection herewith shall, as of the Time of Closing, be true and correct in all material respects, except for representations and warranties that speak as of a specified date, which need only be true and correct in all material respects as of the specified date.

         (b) The covenants and agreements of the Company contained in this Agreement to be performed on or before the Closing in accordance with this Agreement shall have been duly performed in all material respects.

         (c) The Purchaser shall have received at the Time of Closing a certificate(s), dated the day of the Closing and validly executed by or on behalf of the Company, to the effect that the conditions set forth in clauses
(a) and (b) above have been satisfied.

         (d) The Company shall have delivered to the Purchaser (i) copies of the Company's and its applicable subsidiaries' Articles of Incorporation and By-Laws as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the Company's and its applicable subsidiaries' Boards of Directors authorizing the transaction contemplated by this Agreement, and (iii) a certificate of good standing issued by the Secretary of State of the State of Delaware and the states of incorporation of such applicable subsidiaries as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by the Secretary of the Company, as being true, correct and complete.

         5.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. Subject to SECTIONS 1.5(b) AND (c), the obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction of the following further conditions:

         (a) The representations and warranties of the Purchaser contained in
ARTICLE III and any document delivered in connection herewith shall, as of the Time of Closing, be true and correct in all material respects, except for representations and warranties that speak as of a specified date, which need only be true and correct in all material respects as of the specified date.

         (b) The covenants and agreements of the Purchaser contained in this Agreement to be performed on or before the Closing in accordance with this Agreement shall have been duly performed in all material respects.

         (c) The Company shall have received at the Closing a certificate(s), dated the day of the Closing and validly executed by or on behalf of the Purchaser, to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied.

         (d) The Purchaser shall have executed and delivered to the Company the certificate referenced in SECTION 3.8, and any acknowledgments of statutory notices required by the Company, all in form satisfactory to the Company.

         (e) The Parties shall have entered into a definitive asset sale agreement with respect to the Purchaser's assets listed on EXHIBIT B in accordance with SECTION 6.5.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1 BOUND BY FINAL JUDGMENTS. The Company and the Purchaser hereby agree to be bound by the provisions of the Final Judgments with respect to the transactions contemplated by this Agreement.

         6.2 FURTHER ASSURANCES. The Company and the Purchaser shall execute and deliver to the other, at the Closing or thereafter, any other instrument not otherwise inconsistent with this Agreement which may be requested by the other and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to transfer any Assets or to obtain any consents or licenses necessary for the Purchaser to operate the Assets in the manner operated by the Company prior to Closing, but in no event shall the Company be obligated to expend any sum of money to effect any transfer or obtain any consent without being reimbursed by the Purchaser.

         6.3 PRORATIONS. General and special real estate taxes and assessments for the then current year relating to the Real Property and rents, if any, shall be prorated as of the Time of Closing and shall be adjusted in cash at the Closing. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of the taxes shall be estimated upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, and an appropriate cash adjustment shall be made between the parties hereto based upon actual taxes (if different from the estimate) within thirty
(30) days after request by one party of the other after the amount of such taxes becomes known.

         6.4 REAL PROPERTY CLOSING COSTS. Except as may be otherwise provided in this Agreement, all costs of closing the sale and purchase of the Real Property shall be borne as follows:

         (a) all transfer, conveyance and stamp taxes shall be borne by the Purchaser;

         (b) all costs of any kind associated with any financing obtained by the Purchaser shall be borne by the Purchaser; and

         (c) any other closing costs, unless otherwise specified in this Agreement, shall be paid as mutually agreed by the parties hereto.

         6.5 ASSET SALE BY THE PURCHASER TO THE COMPANY. For no additional consideration, the Purchaser agrees to sell and the Company agrees to purchase, the Purchaser's assets described on EXHIBIT B upon terms substantially similar to the terms described in this Agreement and the parties agree in good faith to prepare and execute a definitive asset sale agreement within ten (10) days after the date hereof.

         6.6 NON-SOLICITATION. The Company and its Affiliates shall not directly or indirectly solicit for a period of two (2) years after Closing of the respective Asset transaction (i) any customer with respect to business under the contracts assigned to the Purchaser pursuant to SECTION 1.1(b) of this Agreement, and (ii) former employees of the Purchaser employed in the operation of the Assets and hired by the Company pursuant to the transactions contemplated by this Agreement. The Company agrees and acknowledges that the restriction contained in this Section is reasonable in scope and duration and is necessary to protect the Purchaser. The Company agrees and acknowledges that any breach if this Section may cause irreparable injury to the Purchaser and upon any breach or threatened breach of any provision of this Section, the Purchaser shall be entitled to injunctive relief, specific performance or equitable relief; provided, however, that this shall in no way limit any other remedies which the Purchaser may have as a result of such breach, including the right to seek monetary damages.

         6.7 ADDITIONAL AGREEMENTS. At Closing, the parties shall enter into additional agreements regarding the matters referenced and in accordance with the terms specified in EXHIBIT C and the parties agree to use their best good faith efforts to document the arrangements referenced in this SECTION 6.7 prior to Closing.

         6.8 ACCOUNTS RECEIVABLE. From and after the Closing Date, the Company and the Purchaser each agree to transfer or deliver, promptly after the receipt thereof, any cash received as payment of accounts receivable due to the other party for services rendered and sales occurring prior to the Closing, in the case of the Company, and subsequent to the Closing, in the case of the Purchaser.

         6.9 BILLINGS. At the request of the Purchaser, the Company shall prepare and perform all customer billings for a period of sixty (60) days after Closing. The Company shall provide the Purchaser with a tape of its customer database relating to the Assets following the Company's final billing.

         6.10 AUDIT. To the extent the Purchaser is required under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, to prepare and file audited financial statements with respect to the Assets purchased pursuant to this Agreement, the Company will cooperate with the Purchaser as the Purchaser prepares such financial statements, provided that the Purchaser shall bear and promptly pay to the Company all out-of-pocket costs and expenses incurred by the Company in connection therewith.


                                   ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

         7.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Time of Closing:

         (a) by mutual written consent executed by the parties and duly authorized by the board of directors of the Company and board of directors of the Purchaser;

         (b) by the Purchaser if there is an inaccuracy or breach of any representation, warranty or covenant of the Company set forth in this Agreement which breach has not been cured within fifteen (15) days following receipt by the Company of written notice of such breach and which breach results in or can reasonably be anticipated to result in a Material Adverse Effect on the Assets or a material adverse effect on the ability of the Company to consummate the transaction contemplated herein;

         (c) by the Company if there is an inaccuracy or breach of any representation, warranty or covenant of the Purchaser set forth in this Agreement which breach has not been cured within fifteen (15) days following receipt by the Purchaser of written notice of such breach and which breach results in or can reasonably be anticipated to result in a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated herein;

         (d) by the Purchaser pursuant to SECTION 4.8 of this Agreement;

         (e) by the Purchaser or the Company if the Closing shall not have occurred, other than through the failure of any such party to fulfill its obligations hereunder, on or before November 1, 1998, or such later date as may be agreed to in writing by the Purchaser and the Company; provided, however, that such date may be extended for a period not to exceed ninety (90) days with respect to specified Assets to the extent necessary to obtain material Permits with respect to such Assets and to satisfy any waiting period requirements under the HSR Act; or

         (f) by the Purchaser or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, regulation or order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting consummation of such transactions.

         7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to SECTION 7.1 hereof, this Agreement shall thereafter be of no further force and effect, without any liability on the part of any party or its directors, officers or shareholders; provided, however, that nothing contained in this SECTION 7.2 shall relieve any party from liability for any breach or violation of this Agreement, subject to ARTICLE VIII hereof.

         7.3 EXTENSION; WAIVER. At any time prior to the Time of Closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII
                                    REMEDIES

         8.1 REMEDIES FOR BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as expressly set forth in SECTION 8.2 below, upon execution of this Agreement through and including the Closing, the exclusive remedy of the Purchaser for any material inaccuracy or breach of any representation or warranty in this Agreement by the Company shall be termination of this Agreement by the Purchaser in accordance with and subject to ARTICLE VII. This ARTICLE VIII shall not apply to any fraudulent misrepresentation by the Company or to any material breach of any covenant in this Agreement by the Company.

         8.2 INDEMNIFICATION.

         (a) The Company agrees to protect, defend, indemnify and hold the Purchaser harmless from and against all Damages (excluding consequential or punitive Damages or lost profits) incurred or suffered by the Purchaser resulting from or arising out of any breach of any representation or warranty made by the Company in SECTIONS 2.4, 2.6, 2.7, 2.9 and 2.10 of this Agreement.

         (b) All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                  (i) A party claiming indemnification under this Agreement (an "INDEMNIFIED PARTY") shall with reasonable promptness (1) notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of any third-party claim or claims asserted against the Indemnified Party ("THIRD PARTY CLAIM") for which indemnification is sought and (2) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("CLAIM NOTICE") containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

         Within fifteen (15) days after receipt of any Claim Notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party
(i) whether the Indemnifying Party disputes its potential liability (in whole or in part) to the Indemnified Party with respect to such Third Party Claim and
(ii) whether the Indemnifying Party desires to defend the Indemnified Party against such Third Party Claim.

         If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this
SECTION 8.2(b). The Indemnifying Party shall have full control of such defense and proceedings. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party claim controlled by the Indemnifying Party pursuant to this SECTION 8.2(b) and shall bear its own costs and expenses with respect to such participation.

         If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this SECTION 8.2(b), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

         The Indemnifying Party shall not settle or compromise any Third Party Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third Party Claim and any claimed liability of the Indemnified Party with respect thereto is being satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute has been resolved in favor of the Indemnified Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party's Claim Notice within the required period. Notwithstanding any provision to the contrary contained herein, in no event shall the Company bear any indemnification responsibility for any Damages that are enhanced as a result of any operation conducted at facilities that are not Assets.

                  (ii) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "INDEMNITY NOTICE") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

         (c) Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of the Company and its Affiliates under
SECTION 8.2(a) of this Agreement shall be limited to the amount set forth on
SCHEDULE 8.2(c).

         (d) The Purchaser shall be entitled to recovery for breach and/or indemnification pursuant to SECTION 8.2(a) of this Agreement only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds the amount set forth on SCHEDULE 8.2(d), and then solely to the extent of such excess.

         (e) If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal, remedial or other response work or capital improvements or other work (collectively "Response") is required under any applicable Environmental Laws, because of, or in connection with, any occurrence or event described in SECTION 8.2(a) above, the Indemnifying Party shall either perform or cause to be performed the Response in compliance with such applicable Environmental Laws, or shall promptly reimburse the Indemnified Party for the cost of such Response in accordance with this ARTICLE VIII. If the Indemnifying Party elects to perform the Response, all Response shall be performed by one or more contractors, selected by Indemnifying Party and reasonably approved in advance in writing by Indemnified Party, and under the supervision of a consulting engineer, selected by the Indemnifying Party and reasonably approved in advance in writing by Indemnified Party. Otherwise, the Indemnified Party shall select the contractor(s) and the consulting engineer. Costs and expenses of such Response shall be paid in accordance with this
ARTICLE VIII. If the Indemnifying Party shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Response, the Indemnified Party may cause such Response to be performed, and all reasonable costs and expenses thereof, or incurred in connection therewith, shall be deemed Damages. With regard to any Response, the Indemnifying Party shall select the remedy or corrective measures subject to the Indemnified Party's reasonable approval, which will not be withheld unreasonably. In all events, however, the Indemnifying Party shall bear no responsibility to indemnify for any Response that exceeds the least stringent remedy that complies with applicable Environmental Laws.

         8.3 SURVIVAL; EXCLUSIVITY. The representations and warranties contained in this Agreement and the certificates and other documents delivered pursuant to this Agreement shall terminate at Closing, except for the Company's representations and warranties set forth in SECTIONS 2.4, 2.6, 2.7, 2.9 and 2.10 of this Agreement which shall survive for purposes of the indemnity referenced in SECTION 8.2(a) for a period of twelve (12) months after Closing of the respective Asset sale transactions. The covenants and agreements contained in this Agreement and the certificates and other documents delivered pursuant to this Agreement shall survive Closing to the extent applicable; provided, however, that the indemnification obligations set forth in SECTION 8.2(a) shall terminate twelve (12) months after Closing of the respective Asset sale transactions, except with respect to claims described in a Claim Notice or Indemnity Notice received prior to the expiration of such twelve (12) month period. Such representations, warranties, covenants and agreements contained herein are exclusive, and the parties hereto confirm that they have not relied upon any other representations, warranties, covenants and agreements as an inducement to enter into this Agreement or otherwise. The Purchaser hereby waives, from and after Closing, to the fullest extent permitted by law, any and all rights, claims, actions or causes of action it may have against the Company and its Affiliates relating to the subject matter of this Agreement and the certificates and other documents delivered pursuant to this Agreement, other than claims under SECTION 8.2(a) and of fraud and rights, claims, actions and causes of actions arising out of a breach of any covenant or agreement of the Company which survives Closing. Further, except as provided in SECTION 8.2(a), the Purchaser waives, releases and covenants not to sue the Company for any Damages of any kind or character, arising under any Environmental Law (statutory, regulatory, common law, or otherwise) relating to any Damage, including without limitation, strict liability, incurred or allegedly incurred by the Purchaser. In addition, the Purchaser covenants and agrees that it shall not file any claims with any insurer of the Company for recovery under any insurance policies covering the Company and does hereby waive, irrevocably and forever and to the fullest extent permitted by law, any rights the Purchaser may have to recover under such insurance policies.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 STATUTORY NOTICES. The Company hereby provides, and the Purchaser hereby acknowledges receipt of, the notices set forth on the attached SCHEDULE 9.1, with respect to the Assets.

         9.2 AMENDMENT AND MODIFICATION. Except as provided otherwise in this Agreement, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

         9.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Purchaser on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or the Purchaser, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

         9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person, by telecopy, by an overnight express delivery service (e.g., Federal Express) or by registered or certified mail (postage prepaid, return receipt requested) to the other party at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         (a)      if to the Company, to:

                  Waste Management, Inc.
                  1001 Fannin Street
                  Suite 4000
                  Houston, Texas 77002
                  Attention:  Greg Sangalis

                  with a required copy to:

                  Marcus A. Watts
                  Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                  3400 Chase Tower
                  600 Travis
                  Houston, Texas 77002

         (b)      if to the Purchaser, to:

                  Republic Services, Inc.
                  110 S.E. 6th St.
                  Ft. Lauderdale, Florida 33301
                  Attention:  General Counsel
                  with a required copy to:

                  Jonathan L. Awner, Esq.
                  Akerman, Senterfitt & Eidson, P.A.
                  Suntrust International Center
                  28th Floor
                  One S.E. 3rd Avenue
                  Miami, Florida 33131-1714

         9.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign, in whole or in part, its rights and obligations under this Agreement to any of its Affiliates, but such assignment shall not relieve the Purchaser of any of its duties, obligations or liabilities under this Agreement.

         9.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas (regardless of the laws that might otherwise govern under applicable Texas principles of conflicts of law) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

         9.7 ARBITRATION.

         (a) Any claim, action, dispute or controversy of any kind arising out of or relating to this Agreement or concerning any aspect of performance by any party under the terms of this Agreement ("Dispute") shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (the "AAA") pursuant to the Federal Arbitration Act (Title 9 of the United States Code) in accordance with this Agreement and the then-applicable Commercial Arbitration Rules of the AAA. The parties acknowledge and agree that the transactions evidenced and contemplated hereby involve "commerce" as contemplated in Section 2 of the Federal Arbitration Act. If Title 9 of the United States Code is inapplicable to any such Dispute for any reason, such arbitration shall be conducted in accordance with the laws of the State of Texas, this Agreement and the then-applicable Commercial Arbitration Rules of the AAA. To the extent that any inconsistency exists between this Agreement and the foregoing statutes or rules, this Agreement shall control. Judgment upon the award rendered by the arbitrators acting pursuant to this Agreement may be entered in, and enforced by, any Court having jurisdiction; provided, however, that the arbitrators shall not amend, supplement or reform in any manner any of the rights or obligations of any party hereunder or the enforceability of any of the terms of this Agreement. Any arbitration proceedings under this Agreement shall be conducted in Houston, Texas.

         (b) Upon the request by written notice delivered in accordance with
SECTION 9.4 of the Agreement, whether made before or after the institution of any legal proceeding, but prior to the expiration of the statutory time period within which any party must respond under receipt of valid service of process in order to avoid a default judgment, any Dispute shall be resolved by mandatory and binding arbitration in accordance with the terms of this Agreement. Within ten (10) days of a party's receipt of such notice, each party shall submit the name of a qualified arbitrator. The two named arbitrators shall agree on a third arbitrator. If a replacement arbitrator is necessary for any reason, such replacement arbitrator shall be appointed by the AAA.

         (c) Any party to this Agreement may bring as summary proceedings (including, without limitation, a plea in abatement or motion to stay further proceedings) an action in Court to compel arbitration of any Dispute in accordance with this Agreement.

         (d) All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of privileged or confidential information including, without limitation, any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to, and may be claimed by, any such party in any arbitration proceeding. No party waives any attorney-client privilege or any other protection against disclosure of privileged or confidential information by reason of anything contained in, or done pursuant to, the arbitration provisions of this Agreement. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosure of information to the parties' legal counsel or auditors or those required by applicable law.

         (e) The arbitration shall be conducted and concluded as soon as reasonably practicable, based on a schedule established by the arbitrators. Any arbitration award shall be based on and accompanied by findings of fact and conclusions of law, shall be conclusive as to the facts so found and shall be confirmable by any Court having jurisdiction over the Dispute as to whether such award correctly applied applicable law.

         (f) Each party shall bear its own expenses, including, without limitation, expenses of counsel incident to any arbitration and the costs of its selected arbitrator. The expenses of the third arbitrator and the AAA shall be borne by the parties. The arbitrators shall have the power and authority to award expenses to the prevailing party if the arbitrators elect to do so.

         (g) In order for an arbitration award to be conclusive, binding and enforceable under this Agreement, (i) the arbitration award must be in accordance with the terms and provisions of this Agreement, and (ii) the arbitration must follow the procedures set forth in this Agreement.

         (h) Each of the parties hereto specifically agrees that it has a duty to read this Agreement and agrees that it is charged with notice and knowledge of the terms of this Agreement, that it has in fact read the Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effect of this Agreement, that it has been represented by independent legal counsel of its choice throughout the negotiations prior to its execution of this Agreement and has received the advice of its attorney in entering into this Agreement and it recognizes that certain of the terms of this Agreement result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any indemnity or exculpatory provision of this Agreement on the basis that the party had no notice or knowledge of such provisions or that the provision is not "conspicuous."

         9.8 PROCESS. Any process against the Purchaser or the Company in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in SECTION 9.4 with a required copy by certified mail to the last known address of the counsel of the Purchaser or the Company, as the case may be, with the same effect as though served on it personally.

         9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         9.11 ENTIRE AGREEMENT. This Agreement, including the exhibits hereto, and the instruments and schedules referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         9.12 WAIVER. A provision of this Agreement may be waived only by a written instrument executed by or on behalf of the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be construed to be a waiver of any other condition or of any other breach of the same or any other term, covenant, representation or warranty.

         9.13 DISCLOSURE. The parties hereto shall not, prior to the Closing, make any public disclosure of the transactions contemplated hereby or in connection herewith without the written consent of the other party, which will not be unreasonably withheld.

         9.14 EXPENSES. Except as otherwise provided in this Agreement, the Purchaser shall pay all expenses incurred by the Purchaser in connection with entering into and carrying out its obligations pursuant to this Agreement, including all its attorneys' fees, and the Company shall pay all expenses incurred by the Company in connection with entering into and carrying out its obligations pursuant to this Agreement, including all its attorneys' fees.

         9.15 NO THIRD PARTY BENEFICIARIES. No person or entity other than the Company and the Purchaser and their respective executors, administrators, heirs, successors and permitted assigns shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of any provision of this Agreement or in reliance hereon.

         9.16 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

         9.17 TIME OF ESSENCE. With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                         REPUBLIC SERVICES, INC.


                                         By: /s/ Harris W. Hudson
                                            ------------------------------
                                         Name: Harris W. Hudson
                                              ----------------------------
                                         Title: Vice Chairman
                                               ---------------------------


                                         WASTE MANAGEMENT, INC.


                                         By: /s/ Donald R. Chappel
                                            ------------------------------
                                         Name: Donald R. Chappel
                                              ----------------------------
                                         Title: Senior Vice President
                                               ---------------------------

                                    EXHIBIT A
                                    ---------

                                    GLOSSARY

         For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below when capitalized (or if not capitalized, unless the context clearly requires otherwise) when used in this Agreement.

         "AFFILIATE" means, with respect to a specified Person, (a) any Entity of which such Person is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the Beneficial Owner of 10% or more of any class of equity security thereof or other financial interest therein; (b) if such Person is an individual, any relative or spouse of such individual, or any relative of such spouse (such relative being related to the individual in question within the second degree) and any Entity of which any such relative, spouse, or relative of spouse is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the Beneficial Owner of 10% or more of any class of equity security thereof or other financial interest therein; (c) if such Person is an Entity, any director, executive officer, partner, trustee or other fiduciary or any direct or indirect Beneficial Owner of 10% or more of any class of equity security of, or other financial interest in, such Entity; or (d) any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, "executive officer" means the president, any vice president in charge of a principal business unit, division or function such as sales, administration, research and development, or finance, and any other officer, employee or other Person who performs a policy making function or has the same duties as those of a president or vice president. For purposes of this definition, "control" (including "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. When used without reference to a particular Person, "Affiliate" means an Affiliate of the Company.

         "BENEFICIAL OWNER" shall have the meaning set forth in Rule 13d-3 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 as in effect as of the date of this Agreement.

         "BUSINESS" means the operation of the landfills, transfer stations and hauling assets listed on SCHEDULE 1.1.

         "DAMAGES" includes damages, losses, shortages, liabilities, payments, obligations, penalties, claims, causes of action, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation, testing and preparation).

         "DEED" means the special warranty deed used to convey the Owned Real Property, which shall be in a form prepared by the Company and reasonably acceptable to the Company, conveying good and indefeasible title in fee simple to the Owned Real Property, subject, however, to the Permitted Exceptions.

         "ENCUMBRANCES" means restrictions, covenants, conditions, easements and other encumbrances which materially adversely affect the use or value of Real Property for its intended use or purpose in the Business, but shall not include any Permitted Exceptions, or any matter insured around by the Title Company in the Title Policy.

         "ENTITY" means any corporation (including any non-profit corporation), general partnership, limited partnership, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or entity of any nature, other than a Governmental Authority.

         "ENVIRONMENTAL LAWS" means any and all applicable laws, rules, or regulations, in effect as of the date of Closing of any applicable Governmental Authority that relate to health, the environment or a community's right to know.

         "ENVIRONMENTAL PERMITS" means any permit, license, registration, approval, or other authorization directly relating to the operation of the Assets required by any Environmental Law.

         "GAAP" means generally accepted accounting principles as in effect in the United States of America, consistently applied. As applied to the Company, GAAP means those accounting principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the Company furnished to the Purchaser, and (c) which are consistently applied for all periods.

         "GOVERNMENTAL AUTHORITY" means any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

         "GOVERNMENTAL AUTHORIZATION" means any permit, Environmental Permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

         "INTELLECTUAL PROPERTY ASSETS" shall include the names of the Company or any Affiliate, all fictitious business names, trade names, brand names, registered and unregistered trademarks and service marks, all registrations and applications for registration of any of the foregoing, all patents and patent applications, all copyrights in both published works and unpublished works, and all inventions, processes, formulas, patterns, designs, know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints owned, used or licensed by the Company or any Affiliate as licensee or licensor.

         "KNOWLEDGE" means, when applicable to the Company, the actual, current conscious knowledge of John Drury, Rod Proto and Don Chappel after reasonable inquiry. No reference to the Company's "knowledge" or similar references in any representation or warranty contained in this Agreement shall be deemed to imply that the Company has made any investigation or review in connection therewith.

         "LEGAL REQUIREMENT" means any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority, including without limitation any requirement of Environmental Laws.

         "MATERIAL ADVERSE EFFECT" shall mean any material adverse change in the condition or operations of the Assets, taken as a whole.

         "ORDER" means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

         "ORGANIZATIONAL DOCUMENTS" means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a general partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership for such entity; with respect to a trust, the instrument establishing such trust; and with respect to any other Entity, any charter document or other document executed, adopted, approved, ratified or filed in connection with the formation, creation, constitution or organization of such Entity, in each case including any and all amendments or modifications thereof.

         "PERMITTED EXCEPTIONS" shall have the meaning set forth in SECTION 4.7(A).

         "PERSON" means any individual, Entity or Governmental Authority.

         "PROCEEDING" means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or any other individual conducting an alternative dispute resolution proceeding.

         "PROPERTY" or "PROPERTIES" includes any property (whether real or personal) which the Company currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof and property now held as security for a loan or other indebtedness by the Company.

         "SURVEYS' shall have the meaning set forth in SECTION 4.7(b).

         "TITLE COMMITMENT" shall have the meaning set forth in SECTION 4.7(a).

         "TITLE COMPANY" one or more reputable title companies selected by the Company. The Company may substitute other reputable title companies as the Title Company upon prior notice to the Purchaser.

         "TITLE POLICY" has the meaning set forth in SECTION 4.7(a).

                   LIDDELL, SAPP, ZIVLEY, HILL & LABOON LLP
                                    ATTORNEYS
                                3400 CHASE TOWER
                                   600 TRAVIS
                           HOUSTON, TEXAS 77002-3095
                                 (713) 228-1200
                           TELECOPIER (713) 223-3717
                              www.liddellsapp.com


                                October 23, 1998



VIA FEDERAL EXPRESS


Mr. David Barclay
REPUBLIC SERVICES, INC.
110 SE 6th Street, 20th Floor
Ft. Lauderdale, Florida 33301


     RE: Asset Sale Agreement by and Between Republic Services, Inc. And Waste Management, Inc. dated September 27, 1998


Dear Mr. Barclay:

     Reference is made to paragraph 6.6 of the above-noted Asset Sale Agreement.

     In order to eliminate the typographical error in said paragraph, paragraph 6.6 should read as follows:

               6.6 NON-SOLICITATION. The Company and its Affiliates shall not directly or indirectly solicit for a period of two (2) years after Closing of the respective Asset transaction (i) any customer with respect to business under the contracts assigned to the Purchaser pursuant to Section 1.1(b) of this Agreement, and (ii) former employees of the Company employed in the operation of the Assets and hired by the Purchaser pursuant to the transactions contemplated by this Agreement. The Company agrees and acknowledges that the restriction contained in this Section is reasonable in scope and duration and is necessary to protect the Purchaser. The Company agrees and acknowledges that any breach of this Section may cause irreparable injury to the Purchaser and upon any breach or threatened breach of any provision of this Section, the Purchaser shall be entitled to injunctive relief, specific performance or equitable relief; provided, however, that this shall in no way limit any other remedies which the Purchaser may have as a result of such breach, including the right to seek monetary damages.

October 23, 1998
Page 2


     If you agree that paragraph 6.6 should be worded as above, please indicate your agreement by signing on the line provided and returning same to the undersigned. I will have the letter countersigned and will forward a fully executed copy to you.


     If you have any questions, please do not hesitate to contact me.

                                        Yours truly,


                                        /s/ JUDITH A. JECMEN
                                        ------------------------------
                                            Judith A. Jecmen


JAJ/kjd


AGREED TO AND ACKNOWLEDGED:

/s/ DAVID BARCLAY                       11-13-98
---------------------------             ----------
    David Barclay                       Date


/s/ GREG SANGALIS                       11-13-98
---------------------------             ----------
    Greg Sangalis                       Date



cc:  Dana Love (VIA FACSIMILE)
     Robert Coultas (VIA FACSIMILE)
     Mike Peters
     Scott Hunsaker

                       AMENDMENT TO ASSET SALE AGREEMENT


     This Amendment to the Asset Sale Agreement ("Amendment") is made the 30th day of October, 1998 by and between Republic Services, Inc., a Delaware corporation ("Purchaser"), and Waste Management, Inc., a Delaware corporation ("Company").

     WHEREAS, Purchaser and Company entered into that certain Asset Sale Agreement dated September 27, 1998 ("Agreement") with respect to certain assets of Company to be sold to Purchaser; and


     WHEREAS, Purchaser and Company desire to extend the termination date of the Agreement.

     NOW, THEREFORE, for and in consideration of the mutual promises herein contained and those contained in the Agreement, Purchaser and Company hereby amend and supplement the Agreement as follows:


     1. Paragraph 7.1(e) of the Agreement shall be amended and restated in its entirety as follows:

                    "(e)      by the Purchaser or the Company if the Closing
               shall not have occurred, other than through the failure of any such party to fulfill its obligations hereunder, on or before November 29, 1998, or such later date as may be agreed to in writing by the Purchaser and the Company; provided, however, that such date may be extended for a period not to exceed sixty (60) days with respect to specified Assets to the extent necessary to obtain material Permits with respect to such Assets and to satisfy any waiting period requirements under the HSR Act; or"


     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed on its behalf as of the date first above written.

                                            REPUBLIC SERVICES, INC.

                                            By:      /s/ David A. Barclay
                                                    ----------------------------
                                            Name:   David A. Barclay
                                                    ----------------------------
                                            Title:  Senior Vice President and
                                                    General Counsel
                                                    ----------------------------



                                             WASTE MANAGEMENT, INC.

                                             By:    /s/ Donald R. Chappel
                                                    ----------------------------
                                             Name:  Donald R. Chappel
                                                    ----------------------------
                                             Title: Sr. Vice President -
                                                    Operations & Administration
                                                    ----------------------------

                    AMENDMENT NO. 2 TO ASSET SALE AGREEMENT



     This Amendment No. 2 to Asset Sale Agreement (the "Amendment") is made the 13th day of November, 1998 by and between Republic Services, Inc., a Delaware corporation (the "Purchaser"), and Waste Management, Inc., a Delaware corporation (the "Company").


     WHEREAS, Purchaser and Company entered into that certain Asset Sale Agreement dated September 27, 1998 (as amended, the "Agreement") with respect to certain assets of Company to be sold to Purchaser; and


     WHEREAS, Purchaser and Company desire to amend the Agreement.


     NOW, THEREFORE, for and in consideration of the mutual promises herein contained and those contained in the Agreement, Purchaser and Company hereby agree as follows:

     1.   Section 2.4 of the Agreement is amended as follows:

          (i)  the letter "(a)" shall be inserted before the first sentence in
               Section 2.4; and

          (ii) a second paragraph shall be added at the end of Section 2.4 which shall read as follows:

               "(b) The revenue amounts with respect to each landfill, transfer station and route included within the Assets and as set forth on
               Schedule 2.4(b) represent, in all material respects, all revenue amounts applicable to the customers listed on Schedule 1.1(b) for the month ended September 30, 1998 as determined in accordance with GAAP."

     2. The update to the revenue amounts provided in the bid information materials are attached hereto as Schedule 2.4.

     3.   Section 4.8(b) of the Agreement is amended as follows:

          (b) Notwithstanding the foregoing, the Company shall have the right from time to time after the date hereof to update the Disclosure Schedule with respect to any particular Business (the "Updated Disclosure Schedule") until twelve (12) days before the scheduled date of the Closing with respect to such Business. An Updated Disclosure Schedule with respect to any Business or Businesses may be furnished to the Purchaser, which shall have five (5) Business Days to review the Updated Disclosure Schedule. If the Purchaser, after reasonable consultation with the Company, reasonably determines in good faith that the items disclosed on the Updated Disclosure Schedule have or would have a Material Adverse Effect, the Purchaser may terminate this Agreement on written notice thereof to the Company and neither party shall have any further obligations to the other hereunder.

     4. Except as hereby amended, the terms of the Agreement shall remain in full force and effect in all respects.

     5. This Amendment may be executed in multiple counterparts, and all such counterparts when so executed and delivered shall constitute but one and the same Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed on its behalf as of the date first above written.

                                             REPUBLIC SERVICES, INC.


                                             By: /s/ David A. Barclay
                                                 ------------------------------
                                             Name:  David A. Barclay
                                                  -----------------------------
                                             Title: Senior Vice President
                                                   ----------------------------


                                             WASTE MANAGEMENT, INC.


                                             By:  /s/ Donald R. Chappel
                                                  -----------------------------
                                             Name:  Donald R. Chappel
                                                  -----------------------------
                                             Title: Sr. Vice President -
                                                    Operation & Administration
                                                    ---------------------------

                    THIRD AMENDMENT TO ASSET SALE AGREEMENT


     THIS THIRD AMENDMENT TO ASSET SALE AGREEMENT (the "Agreement") is dated the 13th day of November, 1998, by and between REPUBLIC SERVICES, INC. ("Republic"), and WASTE MANAGEMENT, INC. (the "Company").


                                R E C I T A L S:

     A. On or about September 27, 1998, Republic and the Company entered into an Asset Sale Agreement (as heretofore amended, the "Original Agreement"), whereby Republic agreed to purchase and the Company agreed to sell various parcels of real property and related assets of the Company.

     B. On this date, Republic will close on the purchase from certain affiliates of the Company, of portions of the Owned Real Property described in the Original Agreement, which portions are described on the EXHIBIT "A" (collectively, the "Purchase Parcels", each a "Purchase Parcel"), which is attached hereto and incorporated herein, notwithstanding the fact that the Company has not yet delivered Surveys of the Purchased Parcels to Republic as contemplated by the Original Agreement.

     C. Pursuant to Section 4.7(c) of the Original Agreement, the parties intended for Republic to provide the Company with notice of any Title Exceptions and Survey Defects within ten (10) days after Republic receives the Commitment and the Survey for each parcel of Owned Real Property, including the Purchase Parcels.

     D. Given the time constraints under which the parties worked to consummate the closing on the Purchased Parcels in accordance with the Original Agreement, the Company as yet has been unable to deliver to Republic Surveys of the Purchased Parcels, and Republic was not afforded the opportunity to review the Surveys and object to any Survey Defects.

     E. Without Surveys of the Purchased Parcels, (1) Republic is unable to provide the Company with notice of certain Title Exceptions and Survey Defects on the Purchased Parcels, as is contemplated by Section 4.7 of the Original Agreement, and (2) Republic is unable to fully confirm the validity of the Company's representation and warranty in Section 2.10 of the Original Agreement as to the status of title to the Purchased Parcels.

     F. The parties desire to modify certain provisions of the Original Agreement to provide for the Company to deliver to Republic after closing Surveys of the Purchased Parcels.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Republic hereby amend the Original Agreement as follows:

     1. Original Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement. If any conflicts exist between this Agreement and the Original Agreement, this Agreement shall control.

     2. Survey of Purchased Parcel. The Company will deliver the Surveys for the Purchased Parcels to Republic as soon as reasonably possible, but in any event within forty (40) days after the date of this Agreement. Republic shall provide the Company with written notice of any Survey Defects and Title Exceptions revealed by or reflected in any Survey within ten (10) days after Republic's receipt of such Survey. For convenience, Republic may incorporate by reference in such notice any matters raised in prior notices from Republic to the Company under the Original Agreement, provided that this is done with reasonable specificity. The Company shall comply with the obligation set forth in Section 4.7(c) of the Original Agreement to use reasonable efforts to attempt to cure (or, to the extent the owner's policy of title insurance on the Purchased Parcel has not already been issued and the Title Company is willing to insure against such matter, to cause the Title Company to insure against) any and all Title Exceptions and Survey Defects with respect to such Purchased Parcel which have been so identified by Republic in such notice, subject to the limitations on such obligation set forth in Section 4.7(c) of the Original Agreement, during the thirty (30) day period after receipt of such notice. Any Title Exceptions and Survey Defects and other matters not so objected to by Republic during such ten (10) day period shall be deemed approved by Republic, and shall constitute Permitted Exceptions under the Original Agreement. As to any Title Exceptions and Survey Defects and other matters which are so objected to by Republic during such ten (10) day period, and notwithstanding anything to the contrary in the Original Agreement, Title Exceptions and Survey Defects so identified by Republic during such ten (10) day period shall not be deemed "Permitted Exceptions", except those with respect to which the Company satisfies its obligation as hereinabove described to use reasonable efforts to cure or obtain title insurance against.


     3. Indemnity by the Company. Nothing in this Agreement shall be construed to modify the indemnity obligations of the Company under Section 8.2 of the Original Agreement subject to the limitations and qualifications set forth in Section 8.2(c) and (d) of the Original Agreement, except as otherwise provided in Paragraph 5 of this Agreement.

     4. Title Insurance. Nothing herein shall be construed to modify the Company's obligations to provide title insurance coverage for the Owned Real Estate in accordance with Section 4.7 of the Original Agreement, except that
(1) any Permitted Exception under this Agreement (other than the so-called "survey exception") shall be included among the exceptions to such title insurance coverage, and (2) the providing to Republic of the title insurance policy may be delayed a reasonable period of time, not to exceed forty (40) days from the date of recordation and receipt by the Title Company of the Deed and other recorded closing documents from the local recording office, pending receipt and analysis of the Survey.

     5. Existing Due Diligence. Notwithstanding any other provision of this Agreement or any closing documents to the contrary, the Company and its affiliates shall have no obligation to use any efforts to cure or insure around, or indemnify with respect to, any of the following matters shown on any of the Title Commitments heretofore delivered to Republic, and all of such matters shall constitute Permitted Exceptions: reservations, leases, royalties, rights and interests of or in oil, gas, coal and other minerals; and any other matter set forth as an exception to title warranty in the Deed to the Purchase Parcel accepted by Republic which is not listed with respect to such Purchased Parcel in Exhibit "B" attached hereto and incorporated herein.

     6. Ratification. Except as modified by this Agreement, the Company and Republic hereby confirm and ratify the Agreement.



"Waste"

WASTE MANAGEMENT, INC.

By: /s/  GREG SANGALIS
         -----------------------------------------
Name:    Greg Sangalis
         -----------------------------------------
As Its:  Senior Vice President
         -----------------------------------------



"Republic"

REPUBLIC SERVICES INC.


By: /s/  DAVID A. BARCLAY
         -----------------------------------------
Name:    David A. Barclay
         -----------------------------------------
As Its:  Senior Vice President and General Counsel
         -----------------------------------------

                    AMENDMENT NO. 4 TO ASSET SALE AGREEMENT


     This Amendment No. 4 to the Asset Sale Agreement ("Amendment") is made the 4th day of December, 1998 by and between Republic Services, Inc., a Delaware corporation ("Purchaser"), and Waste Management, Inc., a Delaware corporation ("Company").

     WHEREAS, Purchaser and Company entered into that certain Asset Sale Agreement dated September 27, 1998 (as amended, the "Agreement") with respect to certain assets of Company to be sold to Purchaser; and

     WHEREAS, Purchaser and Company desire to extend the termination date of the Agreement.

     NOW, THEREFORE, for and in consideration of the mutual promises herein contained and those contained in the Agreement, Purchaser and Company hereby amend and supplement the Agreement as follows:

     1. Paragraph 7.1(e) of the Agreement shall be amended and restated in its entirety as follows:


                         "(e) by the Purchaser or the Company if the Closing
                    shall not have occurred, other than through the failure of any such party to fulfill its obligations hereunder, on or before December 31, 1998, or such later date as may be agreed to in writing by the Purchaser and the Company; provided, however, that such date may be extended for a period not to exceed sixty (60) days with respect to specified Assets to the extent necessary to obtain material Permits with respect to such Assets and to satisfy any waiting period requirements under the HSR Act; or"

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed on its behalf as of the date first above written.


                                            REPUBLIC SERVICES, INC.

                                            By:     /s/ DAVID A. BARCLAY
                                                    ----------------------------
                                            Name:  David A. Barclay
                                                   -----------------------------
                                            Title: Sr. Vice President
                                                   -----------------------------



                                             WASTE MANAGEMENT, INC.

                                             By:    /s/ DONALD R. CHAPPEL
                                                    ----------------------------
                                             Name:  Donald R. Chappel
                                                    ----------------------------
                                             Title: Sr. Vice President
                                                    ----------------------------

                    AMENDMENT NO. 5 TO ASSET SALE AGREEMENT

     This Amendment No. 5 to the Asset Sale Agreement ("Amendment") is made the 1st day of February, 1999 by and between Republic Services, Inc., a Delaware corporation ("Purchaser"), and Waste Management, Inc., a Delaware corporation ("Company").

     WHEREAS, Purchaser and Company entered into that certain Asset Sale Agreement dated September 27, 1998 (as amended, the "Agreement") with respect to certain assets of Company to be sold to Purchaser; and

     WHEREAS, Purchaser and Company desire to extend the termination date of the Agreement.

     NOW, THEREFORE, for and in consideration of the mutual promises herein contained and those contained in the Agreement, Purchaser and Company hereby amend and supplement the Agreement as follows:

     1. Paragraph 7.1(e) of the Agreement shall be amended and restated in its entirety as follows:


                         "(e) by the Purchaser or the Company if the Closing
                    shall not have occurred, other than through the failure of any such party to fulfill its obligations hereunder, on or before February 15, 1999, or such later date as may be agreed to in writing by the Purchaser and the Company; provided, however, that such date may be extended for a period not to exceed sixty (60) days with respect to specified Assets to the extent necessary to obtain material Permits with respect to such Assets and to satisfy any waiting period requirements under the HSR Act; or"


     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed on its behalf as of the date first above written.



                                            REPUBLIC SERVICES, INC.

                                            By:     /s/ DAVID A. BARCLAY
                                                    ----------------------------
                                            Name:  David A. Barclay
                                                   -----------------------------
                                            Title: Senior Vice President and
                                                   General Counsel
                                                   -----------------------------



                                             WASTE MANAGEMENT, INC.

                                             By:    /s/ DONALD R. CHAPPEL
                                                    ----------------------------
                                             Name:  Donald R. Chappel
                                                    ----------------------------
                                             Title: Senior Vice President
                                                    ----------------------------

                    AMENDMENT NO. 6 TO ASSET SALE AGREEMENT



         This Amendment No. 6 to the Asset Sale Agreement ("Amendment") is made the __________ day of February, 1999 by and between Republic Services, Inc., a Delaware corporation ("Purchaser"), and Waste Management, Inc., a Delaware corporation ("Company").

         WHEREAS, Purchaser and Company entered into that certain Asset Sale Agreement dated September 27, 1998 (as amended, the "Agreement") with respect to certain assets of Company to be sold to Purchaser; and

         WHEREAS, Purchaser and Company desire to extend the termination date of the Agreement.

         NOW, THEREFORE, for and in consideration of the mutual promises herein contained and those contained in the Agreement, Purchaser and Company hereby amend and supplement the Agreement as follows:

         1. Paragraph 7.1(e) of the Agreement shall be amended and restated in its entirety as follows:


                           "(e) by the Purchaser or the Company if the Closing
                  shall not have occurred, other than through the failure of any such party to fulfill its obligations hereunder, on or before March 15, 1999, or such later date as may be agreed to in writing by the Purchaser and the Company; provided, however, that such date may be extended for a period not to exceed sixty (60) days with respect to specified Assets to the extent necessary to obtain material Permits with respect to such Assets and to satisfy any waiting period requirements under the HSR Act; or"

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed on its behalf as of the date first above written.

                                    REPUBLIC SERVICES, INC.

                                    By: /s/ David A. Barclay
                                        --------------------------------
                                    Name:  David A. Barclay
                                           -----------------------------
                                    Title: Vice President
                                           -----------------------------


                                    WASTE MANAGEMENT, INC.

                                    By: /s/ Greg Sangalis
                                        --------------------------------
                                    Name:  Greg Sangalis
                                           -----------------------------
                                    Title: Senior Vice President
                                           -----------------------------